PLACEMENT AGENCY AGREEMENT

Pioneer Core Trust I

This PLACEMENT AGENCY AGREEMENT, made this 15th day of September, 2020, by and between Pioneer Core Trust I (“Trust”), a Delaware statutory trust, and Amundi Pioneer Distributor, Inc. (“Placement Agent”).

WHEREAS, the Trust is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust offers beneficial interests (“Interests”) of the Trust or series thereof listed on Appendix A, as it may be amended from time to time by agreement among the parties hereto (each such series thereof, a “Fund”)

WHEREAS, the Trust wishes to retain the Placement Agent as a placement agent in connection with the offering and sale of the Interests and to furnish certain other services to the Trust as specified in this Agreement; and

WHEREAS, this Agreement has been approved by separate votes of the Trust’s Board of Trustees (“Board”) and of certain Board members who are not “interested persons” as defined in the 1940 Act (“Interested Board Members”) in conformity with Section 15 of the 1940 Act; and

WHEREAS, the Placement Agent is an affiliate of the investment adviser of each Fund and acts as a distributor for certain investment companies registered under the 1940 act that invest all or substantially all of their assets in a Fund; and

WHEREAS, the Placement Agent believes that entering into this agreement will result in mutual benefits to the parties hereto and is willing to furnish such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1.    (a) The Trust hereby appoints the Placement Agent as its placement agent in connection with the offering and sale of Interests of each Fund, and the Placement Agent hereby accepts such appointment, on the terms and for the period set forth in this Agreement.

(b) Subject to Section 1(c) hereof, the Placement Agent, as agent for the Trust, agrees to offer and sell the Interests of each Fund from time to time in accordance with applicable federal and state law, the organizational documents of the Trust and the registration statement with respect to such Fund filed under the 1940 Act by the Trust, as it may be supplemented from time to time (the “Registration Statement”). In acting as placement agent under this Agreement, the Placement Agent shall not make any offer or sale of Interests in a manner that would require the offer or sale of the Interests to be registered under the Securities Act of 1933, as amended (the “1933 Act”). The Placement Agent shall comply with all applicable federal and state laws and offer the Interests of each Fund on an agency or “best efforts” basis under which the Trust shall, subject to Section 1(c) hereof, issue only such Interests as are actually sold.

(c) The Placement Agent shall only offer and sell Interests in a Fund to persons who are holders of Interests as of the date of this Agreement or such other persons as may be approved by the Board. Nothing in this Agreement shall require the Trust to accept any offer to purchase any Interests of a Fund. Interests of a Fund shall be non-transferable.

2.    The offering price of the Interests of each Fund shall be at net asset value (as determined by the Trust) as described in the Registration Statement of the Trust.

3.    No Fund shall be required to pay any distribution fees or other amounts to the Placement Agent in consideration of its performances under this Agreement.

4.    The Placement Agent may, with the approval of the Trust, print and distribute sales literature, reports and forms in connection with the sale of the Interests, provided such distribution complies with the applicable provisions of federal and state law. In connection with the Placement Agent’s offer and sale of Interests of a Fund, the Placement Agent shall give only such information and make only such statements or representations as are contained in such Fund’s Registration Statement, or in information furnished in writing to the Placement Agent by the Trust or approved by authorized representatives of the Trust or the Trust’s adviser, and the Trust shall not be responsible in any way for any other information, statements or representations given or made by the Placement Agent. Except as specifically provided in this Agreement, the Trust shall bear none of the expenses of the Placement Agent in connection with its offer and sale of the Interests.

5.     The Trust agrees at its own expense to register, qualify or determine the exemption for registration or qualification of the Interests with the SEC, state and other regulatory bodies, and to prepare and file from time to time the Fund’s Registration Statement, amendments thereto, reports and other documents as may be necessary to maintain the Registration Statement. Each Fund shall bear all expenses related to preparing and, as applicable, typesetting, reports and other materials required by law and such other expenses, including printing and mailing expenses, related to such Fund’s communications with persons who hold its Interests.

6.     (a) The Placement Agent shall conduct its activities under this Agreement in compliance with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act, as amended, by the SEC or any securities association registered under the Securities Exchange Act of 1934, as amended, including without limitation the Financial Industry Regulatory Authority, Inc. (“FINRA”) Conduct Rules or rules of any other applicable self-regulatory organization. Subject to Section 1(c) hereof, the Placement Agent shall, in compliance with a Fund’s Registration Statement and other governing documents, offer Interests of the Fund and accept purchases and withdrawals with respect to such Interests.

(b) The Placement Agent shall be responsible for reviewing and making such filings, as required, of advertisements and sales literature relating to each Fund with FINRA. The Placement Agent shall be responsible for reviewing the Registration Statement of each Fund for compliance with the FINRA Conduct Rules.

(c) The Placement Agent shall adopt and follow procedures with respect to the activities it performs under this Agreement that are governed by Rule 38a-1 under the 1940 Act (as may apply to a principal underwriter for a registered investment company), each as may be necessary to comply with the requirements of the FINRA, any other self-regulatory organization, and the federal securities laws. The Placement Agent shall provide reports or other information to the Trust at the Trust’s reasonable request, including, without limitation, reports related to the operation and implementation plan of a Fund’s policies related to customer privacy, safeguarding of customer information, sales and marketing practices or other policies and procedures of the Trust.

7.    The Placement Agent agrees that it has adopted and implemented an anti-money-laundering program in compliance with the USA Patriot Act of 2001, the regulations thereunder and FINRA Conduct Rules, including without limitation customer identification procedures and monitoring for suspicious activity. The Placement Agent additionally agrees that it has adopted and implemented procedures to comply with law and regulation related to cash transaction reporting requirements, as well as monitoring and reporting under FinCEN and other government watch lists.

8.    (a) The Trust agrees to indemnify, defend and hold the Placement Agent, its several officers and directors, and any person who controls the Placement Agent within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Placement Agent, its officers or directors, or any such controlling person may incur, under the 1933 Act or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or arising out of or based upon any alleged omission to state a material fact required to be stated or necessary to make the Registration Statement not misleading, provided that in no event shall anything contained in this Agreement be construed so as to protect the Placement Agent against any liability to the Trust or its shareholders to which the Placement Agent would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement, and further provided that the Trust shall not indemnify the Placement Agent for conduct as set forth in paragraph 9(b). The Placement Agent agrees that it shall look only to assets of a Fund, and not to any other series of the Trust, for satisfaction of any obligation created by this paragraph or otherwise arising under this Agreement that relates to such Fund.

(b) The Placement Agent agrees to indemnify, defend and hold the Trust, its several officers and Board members, and any person who controls the Trust within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Trust, its officers or Board members, or any such controlling person may incur, under the 1933 Act or under common law or otherwise, on account of any wrongful act of the Placement Agent or any of its employees or arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Placement Agent to the Trust for use in the Registration Statement or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or necessary to make such information not misleading. As used in this paragraph, the term “employee” shall not include a corporate entity under contract to provide services to a Fund, or any employee of such a corporate entity, unless such person is otherwise an employee of the Trust.

(c) Each party agrees to promptly notify the other of the commencement of any litigation or proceedings involving any indemnified party. The indemnification provisions of this paragraph 8 shall survive the termination of this Agreement.

9.     The Trust reserves the right at any time to terminate, suspend, modify the terms and conditions of, or withdraw all offerings of the Interests of any Fund by written notice to the Placement Agent at its principal office.

10.     The Placement Agent is an independent contractor and shall be agent for the Trust only in respect to the sale and withdrawal of the Interests, including for the limited purpose of determining the time as of which Interest transactions are deemed to have been received.

11.     The services of the Placement Agent to the Trust under this Agreement are not to be deemed exclusive, and the Placement Agent shall be free to render similar services or other services to others so long as its services hereunder are not impaired thereby, and the Trust is free to retain other distributors to render similar services or other services to others so long as its services hereunder are not impaired thereby.

12.     As used in this Agreement, the terms “assignment,” “interested person” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

13.    This Agreement will become effective with respect to each Fund on the date written opposite the name of the Fund on Appendix A and, unless sooner terminated as provided herein, will continue in effect for a Fund for one year from the date written opposite the name of the Fund on Appendix A. Thereafter, if not terminated, this Agreement shall continue in effect with respect to each Fund for successive annual periods, provided that such continuance is specifically approved at least annually (i) by the Board or (ii) by a vote of a majority of the outstanding voting securities (as defined the in 1940 Act) of such Fund, provided that in either event the continuance is also approved by a majority of the Trust’s Board members who are not Interested Board Members of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

14.     This Agreement is terminable with respect to any Fund without penalty by (i) the Board, (ii) a vote of a majority of the outstanding voting securities of such Fund (as defined in the 1940 Act), or (iii) by the Placement Agent, on not less than 60 days’ notice to the other party, and such notice period may be waived upon the mutual written consent of the Placement Agent and the Trust. This Agreement will also automatically and immediately terminate in the event of its assignment.

15.     The Trust and the Placement Agent agree that the information exchanged hereunder and information about their respective customers and potential customers is confidential and as such shall not be disclosed, sold or used in any way except to carry out the terms of this Agreement. Notwithstanding the foregoing, such confidential information may be disclosed on a “need to know” basis as set forth on applicable privacy rules and regulations. The obligations regarding confidentiality hereunder shall not apply to any information which is (i) otherwise publicly available, (ii) already possessed by the entity to whom the information was disclosed prior to disclosure hereunder, (iii) independently developed by the entity, or (iv) disclosed pursuant to law, rule, regulation or court or administrative order. The Placement Agent shall have the right to use any list of holders of Interests of any Fund or any other list of investors which it obtains in connection with its provision of services under this Agreement, provided that such use is consistent with applicable law and the privacy policies of the Placement Agent and such Fund. The Placement Agent further agrees to take commercially reasonable steps, in accordance with applicable law, to safeguard customer information. The provisions of this Section 16 will survive termination of this Agreement.

16.     From time to time, each Fund may implement policies, procedures or charges in an effort to avoid the potential adverse effects on such Fund of short-term trading by market timers. The Placement Agent agrees to cooperate in good faith with the Trust in the implementation of any such policies, procedures and/or charges, including the rejection or cancellation of any purchase or exchange order, particularly when there appears to be a pattern of market timing or other frequent purchases and sale.

17.     No provision of this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

18.     This plan shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts.

19.    This Agreement has been adopted on behalf of each Fund by Board members of the Trust in their capacity as Trustee of the Trust and not individually, and the obligations of or arising out of this instrument are not binding upon any of the Board members, officers or shareholders individually but are binding only upon the assets and property of such Fund.

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IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed by their officers thereunto duly authorized.

PIONEER CORE TRUST I

By:	/s/ Lisa M. Jones
Name:	Lisa M. Jones
Title:	President

AMUNDI PIONEER DISTRIBUTOR, INC.

By:	/s/ Gregg M. Dooling
Name:	Gregg M. Dooling
Title:	Chief Financial Officer

Appendix A

to Placement Agency Agreement

(Pioneer Core Trust I)

Fund	Effective Date

Pioneer High Income Municipal Portfolio	September 15, 2020